Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: January 29, 2014

HERITAGE FINANCIAL ANNOUNCES FOURTH

QUARTER AND ANNUAL RESULTS AND DECLARES

REGULAR CASH DIVIDEND

•

Diluted earnings per common share were $0.04 for the quarter ended December 31, 2013 compared to $0.20 for the linked-quarter ended September 30, 2013 and the prior year quarter ended December 31, 2012

•	Originated loans receivable increased $102.8 million, or 11.8%, to $977.3 million at December 31, 2013 compared to $874.5 million at December 31, 2012

•	Nonperforming originated loans decreased to 0.53% of total originated loans at December 31, 2013 from 0.81% at September 30, 2013

•	Heritage declared a regular cash dividend of $0.08 per share

•	Heritage announced a definitive agreement to merge with Washington Banking Company and its subsidiary, Whidbey Island Bank

•	Completed core system conversion for Heritage Bank and conversion of the former Valley Bank branches onto the new core system

•	Consolidated seven branches (four former Valley Bank branches and three branches previously acquired in the FDIC-assisted Cowlitz Bank acquisition) into existing Heritage Bank branches

Olympia, WA—HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $710,000 for the quarter ended December 31, 2013 compared to net income of $3.0 million for the quarter ended December 31, 2012 and $3.3 million for the linked-quarter ended September 30, 2013. Net income for the quarter ended December 31, 2013 was $0.04 per diluted common share compared to $0.20 per diluted common share for the quarter ended December 31, 2012 and for the linked-quarter ended September 30, 2013.

Net income for the year ended December 31, 2013 was $9.6 million, or $0.61 per diluted common share, compared to $13.3 million, or $0.87 per diluted common share, for the year ended December 31, 2012.

Mr. Vance commented, “2013 was a transitional year for the company. In addition to completing two acquisitions, we also completed the merger of our Central Valley Bank subsidiary into Heritage Bank and we signed a definitive agreement with Washington Banking Company to enter into a strategic alliance that will extend the reach of Heritage Bank from the Canadian border south to Portland, Oregon. During the fourth quarter we reduced our branches from 42 to 35 and we reduced full-time equivalent employees from 415 to 373.” Mr. Vance continued, “The costs associated with these initiatives negatively impacted our fourth quarter after-tax earnings by approximately $2.4 million, or $0.15 per share. However, we expect these initiatives to have a significant positive impact on our future operating results.”

Acquisition of Northwest Commercial Bank

On January 9, 2013, the Company acquired Northwest Commercial Bank (“NCB”) and merged it into Heritage Bank (the “NCB Acquisition”). NCB was a full service commercial bank with branches in Lakewood and Auburn, Washington. In March 2013, the Company consolidated the operations of the former NCB Lakewood branch with the Lakewood branch of Heritage Bank.

The Company paid cash consideration of $3.0 million, or $5.50 per share, to the NCB shareholders. Additionally, as provided for in the merger agreement, NCB shareholders had the ability to potentially receive an additional cash payment based on an earn-out structure from the sale of an “other real estate owned” asset of NCB. This contingent payment was included in the NCB liabilities assumed as of the January 9, 2013 acquisition date. During the quarter ended June 30, 2013 this asset was sold and the $491,000 in proceeds from the sale was paid to the former NCB shareholders during the quarter ended September 30, 2013. This payment did not impact the recorded bargain purchase gain on bank acquisition of $399,000.

In connection with the NCB Acquisition, the Company received (at fair value) approximately $51.5 million in loans, $2.7 million of cash and cash equivalents, $2.8 million in investment securities, $2.9 million in net deferred tax assets, $2.3 million in other real estate owned, $1.0 million of other interest earning deposits and $1.9 million in other assets. The Company also assumed deposits with a fair value of approximately $60.4 million and $1.2 million of other liabilities. The application of the acquisition method of accounting resulted in the recognition of a pre-tax bargain purchase gain on bank acquisition of $399,000. The bargain purchase gain on bank acquisition represents the excess of the estimated fair value of the net assets acquired and the liabilities assumed over the purchase price.

Central Valley Bank Merger

On June 19, 2013, the Company completed the merger of its subsidiary, Central Valley Bank (“CVB”), with and into Heritage Bank (the “CVB Merger”). CVB is now operated as a division of Heritage Bank.

Acquisition of Valley Community Bancshares

On July 15, 2013, the Company completed the acquisition of Valley Community Bancshares, Inc. (“Valley”), the holding company for Valley Bank, both of Puyallup, Washington (the “Valley Acquisition”). Pursuant to the terms of the merger agreement, Valley shareholders received for each share of Valley common stock $19.50 in cash and 1.3611 shares of Heritage common stock. As of the acquisition date, Valley merged into Heritage and Valley Bank merged into Heritage Bank.

In connection with the Valley Acquisition, the Company received (at fair value) approximately $117.1 million in loans, $40.6 million of cash and cash equivalents, $13.9 million of other interest earning deposits, $54.4 million in investment securities, $6.6 million in premises and equipment, $916,000 in core deposit intangible and $3.9 million in other assets. The Company also assumed deposits with a fair value of approximately $207.0 million and $342,000 of other liabilities. The application of the acquisition method of accounting resulted in the recognition of goodwill of $16.4 million. The goodwill represents the excess of the consideration transferred over the estimated fair value of the net assets acquired and the liabilities assumed.

Proposed Merger with Washington Banking Company

On October 23, 2013, the Company and Washington Banking Company (“Washington Banking”) jointly announced the signing of a definitive agreement under which Heritage and Washington Banking will enter into a strategic merger to create one banking franchise. Washington Banking branches will adopt the Heritage Bank name in all markets, with the exception of six branches in Whidbey Island markets which will continue to operate using the Whidbey Island Bank name. The corporate headquarters of the combined company will be in Olympia, Washington.

Under the terms of the merger agreement, Washington Banking shareholders will receive 0.89000 shares of Heritage common stock and $2.75 in cash for each share of Washington Banking common stock. Upon consummation, the shareholders of Washington Banking will own approximately 46% of the combined company and the shareholders of Heritage will own approximately 54%.

Balance Sheet

The Company’s total assets decreased slightly to $1.66 billion at December 31, 2013 from $1.67 billion at September 30, 2013.

Total originated loans receivable increased $15.4 million, or 1.6%, to $977.3 million at December 31, 2013 from $961.9 million at September 30, 2013. The increase from the prior period was due primarily to increases in owner-occupied commercial real estate loans ($13.9 million), non-owner occupied commercial real estate loans ($7.1 million) and construction loans relating to five or more family residential and commercial properties ($6.5 million) partially offset by a decrease of $9.8 million in commercial and industrial loans. The decrease in commercial and industrial loans was primarily due to a seasonal decline of $10.5 million in agricultural loans. Total originated loans receivable increased year-over-year by $102.8 million, or 11.8%, from $874.5 million at December 31, 2012.

Total deposits decreased $26.8 million, or 1.9%, to $1.40 billion at December 31, 2013 from $1.43 billion at September 30, 2013. Non-maturity deposits to total deposits were 77.9% at December 31, 2013 compared to 77.6% at September 30, 2013. In addition, noninterest demand deposits to total deposits were 25.0% at December 31, 2013 compared to 25.4% at September 30, 2013.

Total stockholders’ equity decreased to $215.8 million at December 31, 2013 from $216.6 million at September 30, 2013. The decrease during the three months ended December 31, 2013 was primarily due to cash dividends of $1.3 million and an increase of $480,000 in accumulated other comprehensive loss, net, partially offset by $710,000 in net income and $229,000 in stock-based compensation. The Company’s ratio of tangible common equity to tangible assets was increased slightly to 11.4% at December 31, 2013 compared to 11.3% at September 30, 2013. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2013 of 11.3%, 15.5% and 16.8%, respectively, compared to 11.6%, 15.5%, and 16.7%, at September 30, 2013, respectively.

Credit Quality

The allowance for loan losses on originated loans decreased $204,000, or 1.2%, to $17.2 million at December 31, 2013 from $17.4 million at September 30, 2013 as a result of $104,000 in net charge-offs recognized during the quarter ended December 31, 2013 and a provision for loan losses of $(100,000). Nonperforming originated loans to total originated loans decreased to 0.53% at December 31, 2013 from 0.81% at September 30, 2013. Nonaccrual originated loans decreased $2.8 million to $6.9 million ($5.2 million net of government agency guarantees) at December 31, 2013 from $9.8 million ($7.9 million net of government agency guarantees) at September 30, 2013. The decrease in nonaccrual originated loans was due to a $2.4 million loan restored to accrual status, $1.5 million of net principal reductions, $225,000 in transfers to other real estate owned and $58,000 of charge-offs partially offset by an addition of $1.4 million in loans to nonaccrual originated loans.

The allowance for loan losses to nonperforming originated loans was 329.40% at December 31, 2013 compared to 221.68% at September 30, 2013. Potential problem originated loans increased to $30.1 million at December 31, 2013 from $26.6 million at September 30, 2013 primarily as a result of a $3.3 million loan that was downgraded to special mention status during the quarter ended December 31, 2013. Restructured originated performing loans increased to $20.4 million at December 31, 2013 compared to $19.6 million at September 30, 2013. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred losses based on an evaluation of known and inherent risks in the loan portfolio at December 31, 2013.

Nonperforming originated assets were $11.3 million ($9.6 million net of government agency guarantees), or 0.68% of total originated assets, at December 31, 2013, compared to $13.6 million ($11.7 million net of government agency guarantees), or 0.83% of total originated assets, at September 30, 2013. Other real estate owned increased $430,000, or 10.4%, to $4.6 million at December 31, 2013 ($182,000 covered by FDIC loss sharing agreements) from $4.1 million at September 30, 2013 ($317,000 covered by FDIC loss sharing agreements). The increase was due primarily to the addition of five properties totaling $1.2 million partially offset by the disposition of five properties totaling $456,000 and valuation adjustments of $348,000.

Mr. Vance added, “We continue to see improvement in our overall credit metrics. Our non-performing originated assets have declined to just 0.68% of total originated assets and our allowance for loan losses remains at a healthy 1.76% of total loans or 329.4% of non-performing originated loans.”

Operating Results

Net interest income increased $1.9 million, or 12.3%, to $17.6 million for the quarter ended December 31, 2013 compared to $15.7 million for the same period in 2012. Net interest income increased $3.1 million, or 4.8%, to $67.7 million for the year ended December 31, 2013 compared to $64.6 million for the same period in 2012. The increases in net interest income are due to increases in average interest earning assets (substantially attributable to the NCB Acquisition and the Valley Acquisition) partially offset by declines in the net interest margin (substantially due to lower contractual loan note rates).

Heritage’s net interest margin for the quarter ended December 31, 2013 decreased 40 basis points to 4.58% from 4.98% for the same period in 2012 and decreased nine basis points from 4.67% in the linked-quarter ended September 30, 2013. The declines in net interest margin are due primarily to lower contractual loan note rates. Heritage’s net interest margin for the year ended December 31, 2013 decreased 37 basis points to 4.80% from 5.17% for the same period in 2012.

The positive effect on the net interest margin of discount accretion on the acquired loan portfolios for the quarter ended December 31, 2013 was approximately 38 basis points compared to 48 basis points in the same quarter of the prior year and 38 basis points for the linked-quarter ended September 30, 2013. Interest reversals on nonaccrual originated loans reduced the net interest margin for the quarter ended December 31, 2013 by approximately four basis points compared to six basis points for the same quarter in the prior year and four basis points for the linked-quarter ended September 30, 2013.

The positive effect on the net interest margin of discount accretion on the acquired loan portfolios was 48 basis points for the year ended December 31, 2013 compared to 50 basis points for the year ended December 31, 2012. Interest reversals on nonaccrual originated loans reduced the net interest margin for the year ended December 31, 2013 by five basis points compared to seven basis points for the prior year.

The provision for loan losses on originated loans was $(100,000) for the quarter ended December 31, 2013 compared to $280,000 for the quarter ended December 31, 2012 and $150,000 for the linked-quarter ended September 30, 2013. For the year ended December 31, 2013, the provision for loan losses on originated loans was $890,000 compared to $695,000 for the same period in the prior year.

The Company had net charge-offs on originated loans of $104,000 for the quarter ended December 31, 2013 compared to $1.7 million for the quarter ended December 31, 2012 and $615,000 for the linked-quarter ended September 30, 2013. For the year ended December 31, 2013, the Company had net charge-offs on originated loans of $2.9 million compared to $3.9 million for the prior year.

The provision for loan losses on purchased loans was $528,000 for the quarter ended December 31, 2013 compared to $419,000 for the same period in the prior year and $928,000 for the linked-quarter ended September 30, 2013. For the year ended December 31, 2013, the provision for loan losses on purchased loans was $2.8 million compared to $1.3 million for the prior year.

As of the acquisition dates, purchased loans were recorded at their estimated fair values, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than previously estimated, additional provisions for loan losses on the purchased loan portfolios are recognized immediately into earnings. To the extent actual or projected cash flows are more than previously estimated, the increase in cash flows is recognized immediately as a recapture of provision for loan losses up to the amount of any provision previously recognized for that pool of loans, if any, then prospectively recognized in interest income as a yield adjustment.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $1.46 million for the quarter ended December 31, 2013 compared to $1.45 million for the linked-quarter ended September 30, 2013. For the year ended December 31, 2013, incremental accretion income was $6.7 million compared to $6.3 million for the same period in the prior year.

For the quarter ended December 31, 2013, the Company recognized $155,000 of change in the FDIC indemnification asset compared to $(350,000) and $(346,000) for the quarters ended September 30, 2013 and December 31, 2012, respectively. The increase for the quarter ended December 31, 2013 as compared to the quarter ended September 30, 2013 was primarily due to a collateral valuation adjustment of a large purchased covered loan during the quarter ended December 31, 2013 which resulted in an addition to the FDIC indemnification asset.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(in thousands)
Incremental accretion income over stated note rate(1)	$1,464	$1,447	$1,522	$6,706	$6,280
Change in FDIC indemnification asset	155	(350)	(346)	(181)	(1,033)
Provision for loan losses	(528)	(928)	(419)	(2,782)	(1,321)

Pre-tax earnings impact	$1,091	$169	$757	$3,743	$3,926

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income is a result of the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our net interest margin was a very respectable 4.58% for the fourth quarter of 2013. However, the net interest margin continues to experience compression due to the current low rate environment. The net interest margin before incremental accretion income decreased nine basis points to 4.20% for the quarter ended December 31, 2013 compared to 4.29% for the linked-quarter ended September 30, 2013. This decrease was driven primarily by lower contractual yields on the loan portfolio. Loan yields before incremental accretion income decreased eight basis points to 5.27% for the quarter ended December 31, 2013 compared to 5.35% for the linked-quarter ended September 30, 2013. This compression is expected to continue in the short-term as the average rates on new loans are lower than the current average yield of the loan portfolio.”

Noninterest income was $2.4 million for the quarter ended December 31, 2013 compared to $1.8 million for the same period in 2012 and $2.6 million for the linked-quarter ended September 30, 2013. The $656,000, or 37.0%, increase in the quarter ended December 31, 2013 from the same period in the prior year was primarily due to an increase of $501,000 in the change in FDIC indemnification asset and an increase of $143,000 in service charges and other fees.

For the year ended December 31, 2013, noninterest income was $9.7 million compared to $7.3 million for the year ended December 31, 2012. The $2.4 million, or 32.7%, increase was primarily due to a $596,000 gain on the sale of a branch building (included in “other income”), a $399,000 pre-tax bargain purchase gain on bank acquisition recognized during the first quarter of 2013 on the NCB Acquisition, an increase of $420,000 in service charges and other fees and an $852,000 improvement to income from the change in FDIC indemnification asset.

Noninterest expense was $18.5 million for the quarter ended December 31, 2013 compared to $12.4 million for the quarter ended December 31, 2012 and $14.3 million for the linked-quarter ended September 30, 2013. Noninterest expense increased $9.1 million, or 18.1%, to $59.5 million for the year ended December 31, 2013 from $50.4 million for the year ended December 31, 2012.

Current year initiatives had a significant impact on noninterest expense during 2013. In addition to the ongoing expenses associated with the addition of branches and personnel from the NCB Acquisition and the Valley Acquisition, there were expenses associated with implementation of these and other initiatives embarked upon during 2013. The following tables illustrate the expenses related to implementing these initiatives. The amounts reported represent identifiable costs paid to third party providers as well as any retention bonuses or severance payments made in conjunction with these initiatives. The amounts do not include costs of additional staffing required to be maintained in order to complete the initiatives. The first table reports these expenses by initiative and the second table reports these expenses by expense category.

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Initiative	(in thousands)
NCB Acquisition	$8	$5	$446	$794	$616
CVB Merger	89	1	—	220	—
Valley Acquisition	1,532	232	—	2,118	—
Core system conversion	703	60	—	842	—
Consolidation of existing branches	215	23	—	238	—
Proposed Washington Banking Merger	657	234	—	890	—

Total Expense	$3,204	$555	$446	$5,102	$616

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Expense Category	(in thousands)
Compensation and employee benefits	$310	$66	$—	$475	$—
Occupancy and equipment	1,173	62	—	1,328	—
Data processing	771	4	—	1,291	—
Marketing	1	—	—	34	—
Professional services	921	412	446	1,876	610
Other expense	28	11	—	98	6

Total Expense	$3,204	$555	$446	$5,102	$616

The types of expenses associated with the significant expense categories in the table above are summarized as follows:

•	Compensation and employee benefits expense consisted substantially of retention bonus and severances packages paid to transition employees.

•	Occupancy and equipment expense consisted primarily of lease termination costs.

•	Data processing expense consisted of costs relating to the Company’s core system conversion as well as conversions of Northwest Commercial Bank and Valley Bank.

•

Professional services expense related to fees paid to: (1) financial advisors for the NCB Acquisition, the Valley Acquisition and the proposed Washington Banking Merger, (2) attorney, accountant and consultant fees related to mergers and acquisitions, and (3) consultant fees relating to the core system conversion.

Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented “We are very proud of our team and their ability to successfully complete a core system conversion of Heritage Bank as well as the conversions of CVB and Valley in addition to effectively managing the balance of our 2013 efficiency initiatives.”

Income tax expense was $432,000 for the quarter ended December 31, 2013 compared to $1.3 million for the comparable quarter in 2012 and $1.5 million for the linked-quarter ended September 30, 2013. The decrease in income tax expense for the quarter ended December 31, 2013 from the prior periods was primarily due to the decrease in pre-tax income. The effective tax rate was 37.8% for quarter ended December 31, 2013 compared to 30.6% for the comparable quarter in 2012 and 31.5% for the linked-quarter ended September 30, 2013. The increase in the effective tax rate was due primarily to non-deductible expenses relating to the proposed Washington Banking merger.

Dividend

On January 29, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share payable on February 24, 2014 to shareholders of record on February 10, 2014.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on January 30, 2014 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1093 a few minutes prior to 11:00 a.m., Pacific time. The call will be available for replay through February 13, 2014, by dialing (800) 475-6701 — access code 315328.

About Heritage Financial

Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its wholly-owned banking subsidiary. Following the opening of a new branch in Vancouver, Washington, on January 13, 2014, Heritage Bank now has thirty-six banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington. The Company’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at
www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	December 31, 2013	September 30, 2013	December 31, 2012
	(in thousands)
Stockholders’ equity	$215,762	$216,595	$198,938
Less: goodwill and other intangible assets	30,980	31,137	14,098

Tangible common equity	$184,782	$185,458	$184,840

Total assets	$1,658,038	$1,674,417	$1,345,540
Less: goodwill and other intangible assets	30,980	31,137	14,098

Tangible assets	$1,627,058	$1,643,280	$1,331,442

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing of regulations; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank and Valley Community Bancshares transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

Additional Information

Heritage has filed a registration statement on Form S-4 with the SEC in connection with the proposed transaction with Washington Banking. The registration statement includes a joint proxy statement of Heritage and Washington Banking that also constitutes a prospectus of Heritage, which will be sent to the shareholders of Heritage and Washington Banking. Shareholders are advised to read the joint proxy statement/prospectus because it contains important information about Heritage, Washington Banking and the proposed transaction. This document and other documents relating to the merger filed by Heritage and Washington Banking can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing Heritage’s website at http://www.hf-wa.com/docs.aspx?iid=1024198 or by accessing Washington Banking’s website at http://investor.washingtonbanking.info/docs.aspx?iid=1025104. Alternatively, these documents, can be obtained free of charge from Heritage upon written request to Heritage Financial Corporation, Secretary, 201 Fifth Avenue S.W., Olympia, WA 98501 or by calling (360) 943-1500, or from Washington Banking, upon written request to Washington Banking Company, Secretary, 450 SW Bayshore Drive, Oak Harbor, Washington 98277 or by calling (360) 240-6458.

Participants in this Transaction

Heritage, Washington Banking and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of Heritage relating to its 2013 Annual Meeting of Shareholders filed with the SEC by Heritage on March 19, 2013 and the definitive proxy statement of Washington Banking relating to its 2013 Annual Meeting of Shareholders filed with the SEC on March 26, 2013. These definitive proxy statements can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	December 31,	September 30,	December 31,
	2013	2013	2012
Assets
Cash on hand and in banks	$40,162	$55,794	$37,180
Interest earning deposits	90,238	79,329	67,088

Cash and cash equivalents	130,400	135,123	104,268
Other interest earning deposits	15,662	17,415	2,818
Investment securities available for sale	163,134	167,226	144,293
Investment securities held to maturity	36,154	35,113	10,099
Loans held for sale	—	—	1,676
Originated loans receivable, net	977,285	961,892	874,485
Less: Allowance for loan losses	(17,153)	(17,357)	(19,125)

Originated loans receivable, net of allowance for loan losses	960,132	944,535	855,360
Purchased covered loans receivable, net of allowance for loan losses of $6,167, $5,972 and $4,352	57,587	63,484	83,978
Purchased non-covered loans receivable, net of allowance for loan losses of $5,504, $5,426 and $5,117	185,377	200,063	59,006

Total loans receivable, net	1,203,096	1,208,082	998,344
FDIC indemnification asset	4,382	4,413	7,100
Other real estate owned ($182, $317 and $260 covered by FDIC loss share, respectively)	4,559	4,129	5,666
Premises and equipment, net	34,348	34,074	24,755
Federal Home Loan Bank stock, at cost	5,741	5,795	5,495
Accrued interest receivable	5,462	5,658	4,821
Prepaid expenses and other assets	25,120	26,252	22,107
Goodwill and other intangible assets	30,980	31,137	14,098

Total assets	$1,659,038	$1,674,417	$1,345,540

Liabilities and Stockholders’ Equity
Deposits	$1,399,189	$1,425,985	$1,117,971
Securities sold under agreement to repurchase	29,420	22,655	16,021
Accrued expenses and other liabilities	14,667	9,182	12,610

Total liabilities	1,443,276	1,457,822	1,146,602

Common stock	138,659	138,426	121,832
Retained earnings	78,265	78,851	75,362
Accumulated other comprehensive (loss) income, net	(1,162)	(682)	1,744

Total stockholders’ equity	215,762	216,595	198,938

Total liabilities and stockholders’ equity	$1,659,038	$1,674,417	$1,345,540

Common stock, shares outstanding	16,210,747	16,210,872	15,117,980

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest income:
Interest and fees on loans	$17,378	$17,505	$15,924	$67,630	$65,588
Taxable interest on investment securities	618	518	414	1,918	2,195
Nontaxable interest on investment securities	436	428	300	1,539	1,097
Interest and dividends on other interest earning assets	120	82	62	341	229

Total interest income	18,552	18,533	16,700	71,428	69,109

Interest expense:
Deposits	888	939	968	3,673	4,469
Other borrowings	18	13	16	51	65

Total interest expense	906	952	984	3,724	4,534

Net interest income	17,646	17,581	15,716	67,704	64,575
Provision for loan losses on originated loans	(100)	150	280	890	695
Provision for loan losses on purchased loans	528	928	419	2,782	1,321

Net interest income after provision for loan losses	17,218	16,503	15,017	64,032	62,559

Noninterest income:
Bargain purchase gain on bank acquisition	—	—	—	399	—
Service charges and other fees	1,542	1,609	1,399	5,936	5,516
Merchant Visa income, net	219	259	151	862	685
Change in FDIC indemnification asset	155	(350)	(346)	(181)	(1,033)
Other income	513	1,064	569	2,635	2,104

Total noninterest income	2,429	2,582	1,773	9,651	7,272

Noninterest expense:
Compensation and employee benefits	8,392	8,014	7,311	31,612	29,020
Occupancy and equipment	3,619	2,190	1,868	9,724	7,365
Data processing	1,997	953	653	4,806	2,555
Marketing	410	477	310	1,598	1,517
Professional services	1,404	862	619	3,936	2,543
State and local taxes	274	292	301	1,150	1,226
Impairment loss on investment securities, net	11	—	18	38	78
Federal deposit insurance premium	257	237	219	1,001	1,002
Other real estate owned, net	570	(162)	(171)	309	316
Other expense	1,571	1,422	1,293	5,341	4,770

Total noninterest expense	18,505	14,285	12,421	59,515	50,392

Income before income taxes	1,142	4,800	4,369	14,168	19,439
Income tax expense	432	1,510	1,335	4,593	6,178

Net income	$710	$3,290	$3,034	$9,575	$13,261

Basic earnings per common share	$0.04	$0.20	$0.20	$0.61	$0.87
Diluted earnings per common share	$0.04	$0.20	$0.20	$0.61	$0.87
Average number of common shares outstanding	16,007,330	15,958,213	14,949,675	15,476,235	15,080,149
Average number of diluted common shares outstanding	16,017,109	15,969,067	14,965,475	15,487,715	15,094,789

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Performance Ratios:
Efficiency ratio	92.18%	70.85%	71.02%	76.94%	70.14%
Return on average assets	0.17%	0.80%	0.89%	0.62%	0.98%
Return on average equity	1.30%	6.05%	5.99%	4.58%	6.52%
Average Balances:
Loans, including purchased loans	$1,198,464	$1,191,572	$994,618	$1,124,828	$996,186
Taxable investment securities	127,941	126,864	116,044	117,132	121,543
Nontaxable investment securities	74,074	72,120	45,065	64,018	38,853
Interest earning deposits	122,160	96,056	93,504	98,946	86,686
Total interest earning assets	1,528,580	1,492,556	1,254,824	1,410,748	1,248,906
Total assets	1,676,801	1,635,852	1,361,678	1,540,072	1,354,072
Interest bearing deposits	1,055,556	1,057,102	876,293	992,669	886,159
Securities sold under agreement to repurchase	28,090	19,830	19,269	19,102	18,314
Total interest bearing liabilities	1,083,646	1,076,932	895,562	1,011,771	904,473
Noninterest bearing deposits	363,031	333,648	254,525	308,582	237,888
Total equity	217,606	215,707	201,541	209,176	203,401
Tangible common equity	186,528	187,232	187,383	187,153	189,082
Net Interest Spread:
Yield on loans, net	5.75%	5.83%	6.37%	6.01%	6.58%
Yield on taxable investment securities	1.90%	1.62%	1.42%	1.64%	1.81%
Yield on nontaxable investment securities	2.36%	2.35%	2.65%	2.40%	2.83%
Yield on other interest earning assets	0.35%	0.33%	0.26%	0.31%	0.26%
Yield on interest earning assets	4.82%	4.93%	5.30%	5.06%	5.53%
Cost of interest bearing deposits	0.33%	0.35%	0.44%	0.37%	0.50%
Cost of securities sold under agreement to repurchase	0.26%	0.26%	0.33%	0.26%	0.35%
Cost of interest bearing liabilities	0.33%	0.35%	0.44%	0.37%	0.50%
Net interest spread	4.49%	4.58%	4.86%	4.69%	5.03%
Net interest margin	4.58%	4.67%	4.98%	4.80%	5.17%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Allowance for Originated Loan Losses:
Allowance balance, beginning of period	$17,357	$17,822	$20,533	$19,125	$22,317
Provision for loan losses	(100)	150	280	890	695
Net charge-offs:
Commercial business	(77)	(222)	(1,101)	(2,177)	(2,123)
One-to-four family residential	—	—	(179)	—	(349)
Real estate construction	—	(423)	(360)	(533)	(1,155)
Consumer	(27)	30	(48)	(152)	(260)

Total net charge-offs	(104)	(615)	(1,688)	(2,862)	(3,887)

Allowance balance, end of period	$17,153	$17,357	$19,125	$17,153	$19,125

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Allowance for Purchased Covered Loan Losses:
Allowance balance, beginning of period	$5,972	$5,769	$4,137	$4,352	$3,963
Net charge-offs	(33)	—	(24)	(73)	(57)
Provision for loan losses	228	203	239	1,888	446

Allowance balance, end of period	$6,167	$5,972	$4,352	$6,167	$4,352

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Allowance for Purchased Non-Covered Loan Losses:
Allowance balance, beginning of period	$5,426	$4,789	$4,937	$5,117	$4,635
Net charge-offs	(222)	(88)	—	(507)	(393)
Provision for loan losses	300	725	180	894	875

Allowance balance, end of period	$5,504	$5,426	$5,117	$5,504	$5,117

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Other Real Estate Owned:
Balance, beginning of period	$4,129	$3,796	$7,285	$5,666	$4,484
Additions from foreclosures	1,234	1,227	1,426	2,974	7,405
Additions from acquisition	—	—	—	2,279	—
Proceeds from dispositions	(413)	(924)	(3,292)	(6,253)	(5,987)
(Loss) gain on sales	(43)	75	588	264	588
Valuation adjustments	(348)	(45)	(341)	(371)	(824)

Balance, end of period	$4,559	$4,129	$5,666	$4,559	$5,666

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	December 31, 2013	September 30, 2013	December 31, 2012
Financial Measures:
Book value per common share	$13.31	$13.36	$13.16
Tangible book value per common share	$11.40	$11.44	$12.23
Stockholders’ equity to total assets	13.0%	12.9%	14.8%
Tangible common equity to tangible assets	11.4%	11.3%	13.9%
Tier 1 leverage capital to average assets	11.3%	11.6%	13.6%
Tier 1 capital to risk-weighted assets	15.5%	15.5%	18.7%
Total capital to risk-weighted assets	16.8%	16.7%	19.9%
Net loans to deposits ratio	86.0%	84.7%	89.4%
Deposits per branch	$39,977	$33,952	$33,878
Assets per full-time equivalent employees	$4,448	$4,035	$3,707

	As of Period End
	December 31, 2013	September 30, 2013	December 31, 2012
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$5,524	$5,285	$5,492
One-to-four family residential	340	583	389
Real estate construction and land development	1,045	3,852	6,420
Consumer	38	39	157

Total nonaccrual originated loans(1)(2)	6,947	9,759	12,458

Other non-covered real estate owned	4,377	3,812	5,406

Nonperforming originated assets	$11,324	$13,571	$17,864

Restructured originated performing loans(3)	$20,439	$19,590	$15,039
Accruing originated loans past due 90 days or more(4)	6	—	214
Potential problem originated loans(5)	30,102	26,630	28,270
Allowance for loan losses on originated loans to:
Total originated loans	1.76%	1.80%	2.19%
Nonperforming originated loans(6)	329.40%	221.68%	170.44%
Nonperforming originated loans to total originated loans(6)	0.53%	0.81%	1.28%
Nonperforming originated assets to total originated assets(6)	0.68%	0.83%	1.39%

(1)	$2.5 million, $5.1 million and $8.6 million of originated nonaccrual loans were considered troubled debt restructurings at December 31, 2013, September 30, 2013 and December 31, 2012, respectively.
(2)	$1.7 million, $1.9 million and $1.2 million of originated nonaccrual loans were guaranteed by government agencies at December 31, 2013, September 30, 2013 and December 31, 2012, respectively.
(3)	$1.2 million, $1.0 million and $679,000 of originated restructured performing loans were guaranteed by government agencies at December 31, 2013, September 30, 2013 and December 31, 2012, respectively.
(4)	There were no accruing originated loans past due 90 days or more that were guaranteed by government agencies at December 31, 2013, September 30, 2013 and December 31, 2012.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $1.8million, $1.7 million and $3.2 million of originated potential problem loans were guaranteed by government agencies at December 31, 2013, September 30, 2013 and December 31, 2012, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	December 31, 2013		September 30, 2013		December 31, 2012
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$283,075	29.0%	$292,906	30.5%	$277,240	31.7%
Owner-occupied commercial real estate	211,287	21.6%	197,421	20.5%	188,494	21.6%
Non-owner occupied commercial real estate	354,451	36.3%	347,391	36.1%	265,835	30.4%

Total commercial business	848,813	86.9%	837,718	87.1%	731,569	83.7%
One-to-four family residential	39,235	4.0%	39,902	4.2%	38,848	4.4%
Real estate construction and land development:
One-to-four family residential	18,593	1.9%	20,054	2.1%	25,175	2.9%
Five or more family residential and commercial properties	45,184	4.6%	38,704	4.0%	52,075	5.9%

Total real estate construction and land development	63,777	6.5%	58,758	6.1%	77,250	8.8%
Consumer	28,130	2.9%	28,029	2.9%	28,914	3.3%

Gross originated loans	979,955	100.3%	964,407	100.3%	876,581	100.2%
Deferred loan fees, net	(2,670)	(0.3)%	(2,515)	(0.3)%	(2,096)	(0.2)%

Originated loans, net	977,285	100.0%	961,892	100.0%	874,485	100.0%

Purchased covered loans	63,754		69,456		88,330
Purchased non-covered loans	190,881		205,489		64,123

Total loans, net of net deferred loan fees	$1,231,920		$1,236,837		$1,026,938

	December 31, 2013		September 30, 2013		December 31, 2012
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest demand deposits	$349,902	25.0%	$361,743	25.4%	$247,048	22.1%
NOW accounts	352,051	25.2%	350,361	24.6%	303,487	27.2%
Money market accounts	232,016	16.6%	233,177	16.3%	157,728	14.1%
Savings accounts	155,790	11.1%	160,586	11.3%	120,781	10.8%

Total non-maturity deposits	1,089,759	77.9%	1,105,867	77.6%	829,044	74.2%
Certificates of deposit	309,430	22.1%	320,118	22.4%	288,927	25.8%

Total deposits	$1,399,189	100.0%	$1,425,985	100.0%	$1,117,971	100.0%

	As of Period End
	December 31, 2013	September 30, 2013	December 31, 2012
Other Data:
Total Assets	$1,659,038	$1,674,417	$1,345,540
Total Deposits	$1,399,189	$1,425,985	$1,117,971
Number of branches	35	42	33
Number of full-time equivalent employees	373	415	363